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                                                                     Exhibit 5.1


October [  ], 1997

Biovail Corporation International
2488 Dunwin Drive
Mississauga Ontario
L5L 1J9

Attention:  Mr. Robert A. Podruzny

Dear Sirs:

I have acted as Canadian in-house general counsel to Biovail Corporation International ("Biovail") in connection with the proposed issue of up to 3,737,500 units (the "Units"), each Unit consisting of 1 Common Share, with a par value of $0.01 each, of Intelligent Polymers Limited and one warrant ("Warrant") to acquire one common share without par value of Biovail.

I refer to the registration statement and the related prospectus (respectively, the "Registration Statement" and the "Prospectus") first filed on September 17, 1997 by Biovail under the Securities Act, 1933 (as amended) (the "Act") in respect of the foregoing.

In connection with this opinion, I have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Biovail and of public officials as to factual matters and have conducted such searches in public registries in Canada as I have deemed necessary or appropriate for the purposes of this opinion but I have made no independent investigation regarding such factual matters. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. I have





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further assumed that none of the resolutions and authorities of the shareholders or directors of Biovail upon which I have relied has been varied, amended or revoked in any respect or has expired and that the Warrants and the common shares of Biovail will be issued in accordance with such resolutions and authorities and as contemplated by and described in the Registration Statement, in the Prospectus and in the Underwriting Agreement, a copy of which is attached as an exhibit to the Registration Statement. I further assume that Biovail will comply with its obligations under and the representations and warranties contained in the Underwriting Agreement and in all of the other agreements which are attached as exhibits to the Registration Statement.

I am admitted to practice law only in the Province of Ontario, Canada and accordingly express no opinion on the laws of any jurisdiction other than the laws of Ontario and the laws of Canada as they relate to the matters therein, in force as at the date hereof. In giving this opinion I have relied as to certain matters governed by New York law on the advice of Cahill Gordon & Reindel, U.S. Counsel to the Companies.

I assume the transactions contemplated in the Registration Statement and in the Prospectus are lawful under the laws of the United States, the relevant states thereof including New York State and all other applicable laws (if any). Since the transactions contemplated by the Registration Statement are governed by the laws of jurisdictions outside Canada, we express no opinion herein as to matters of enforceability.

Based upon the foregoing I am of the opinion that:

           (i) Biovail is duly incorporated and validly existing under the laws of Ontario, Canada.

           (ii) The issue of the Warrants has been duly authorised by Biovail.

           (iii) The Common Shares issuable upon exercise of the Warrants have been duly authorised and, when issued upon such exercise and upon payment of the exercise price in accordance with the terms of the Warrant Agreement, will be duly authorised, legally issued, fully paid and non-assessable.

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I hereby consent to the filing of this opinion with the United States
Securities and Exchange Commission as an exhibit to the Registration Statement.

This opinion is to be construed in accordance with and governed by the laws of the Province of Ontario.

Yours very truly,

Kenneth C. Cancellara